Registration Statement No. 333-199784
Filed pursuant to Rule 424(b)(3)

Amendment dated February 2, 2016 to
Pricing Supplement No. 2, dated November 12, 2014 and Pricing Supplement No. 5, dated November 13, 2014 to Prospectus
Supplement and Prospectus each dated November 3, 2014 relating to the Aktiebolaget Svensk Exportkredit (publ) (Swedish
Export Credit Corporation)
Medium-Term Note Program

Linked to the Rogers International Commodity Index®
— Energy Total ReturnSM
Due October 24, 2022

The following issuances involved scheduled settlement between January 5, 2016 and February 2, 2016:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$700,000	19.795%	$138,565	January 19, 2016
$400,000	19.773%	$79,092	January 21, 2016
$500,000	18.463%	$92,315	January 25, 2016
$1,500,000	19.986%	$299,790	January 28, 2016
$700,000	19.693%	$137,851	February 1, 2016

Linked to the Rogers International Commodity Index®
— Total ReturnSM
Due October 24, 2022

The following issuances involved scheduled settlement between January 5, 2016 and February 2, 2016:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$11,000,000	41.876%	$4,606,360	January 22, 2016
$6,000,000	41.876%	$2,512,560	January 22, 2016
$6,000,000	41.842%	$2,510,520	January 25, 2016
$1,500,000	43.117%	$646,755	February 1, 2016

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$28,300,000	38.953%	$11,023,808	$1,110.10(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. As of the filing of these pricing supplements, there are unused registration fees of $9,724.99 that have been paid in respect of the securities covered by pricing supplements No. 2 and No. 5 under the registration statement on Form F-3 (No. 333-199784) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $8,614.89 remain available for future offerings for such pricing supplements described above.